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                                                                    EXHIBIT 99.1

PINNACLE AIRLINES MAY TRAFFIC RESULTS

Pinnacle Airlines (NASDAQ: PNCL), Memphis, Tenn. June 10, 2004. Pinnacle Airlines released its Passenger and traffic results for May 2004 today. The regional airline transported 528,677 Customers, an increase of 36.6% when compared to May 2003 results. Pinnacle operated over 330 million Available Seat Miles (ASMs), up 53.6% and 236 million Revenue Passenger Miles (RPMs), up 58.4%. Load Factor for the month was 71.6%, 2.1 points higher than May 2003.


PINNACLE AIRLINES MAY 2004 TRAFFIC

                                          MAY 2004 TRAFFIC
                                       2004              2003            CHANGE
         ASMs (000)                 330,155           214,903             53.6%
         RPMs (000)                 236,464           149,254             58.4%
         Load Factor                  71.6%             69.5%               2.1
         Passengers                 528,677           387,071             36.6%

                                        YEAR-TO-DATE TRAFFIC
                                       2004              2003            CHANGE
         ASMs (000)               1,462,121           922,286             58.5%
         RPMs (000)                 969,012           566,766             71.0%
         Load Factor                  66.3%             61.5%               4.8
         Passengers               2,250,993         1,545,905             45.6%

Pinnacle Airlines, Inc., operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of Canadair 44 and 50-seat Regional Jets from Northwest hubs at Detroit, Memphis and Minneapolis - St. Paul. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs more than 2,200 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.nwairlink.com.

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